______________________________________

AMENDMENT NO. 1

Dated as of August 15, 2005

to

POOLING AND SERVICING AGREEMENT

Dated as of March 1, 2005

among

ACE SECURITIES CORP.,

Depositor

OCWEN FEDERAL BANK FSB

a Servicer

WELLS FARGO BANK, N.A.

Master Servicer and Securities Administrator

and

HSBC BANK USA, NATIONAL ASSOCIATION

Trustee

______________________________________

ACE SECURITIES CORP. HOME EQUITY LOAN TRUST, SERIES 2005-SN1

ASSET BACKED PASS-THROUGH CERTIFICATES

______________________________________

THIS AMENDMENT NO. 1, dated as of August 15, 2005 (this “Amendment”), to the Pooling and Servicing Agreement, dated as of March 1, 2005, among ACE SECURITIES CORP., as depositor (the “Depositor”), OCWEN FEDERAL BANK FSB, as a servicer, WELLS FARGO BANK, N.A., as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”) and HSBC BANK USA, NATIONAL ASSOCIATION (the “Trustee”) (the “Pooling and Servicing Agreement”).

W I T N E S S E T H

WHEREAS, the Depositor, Ocwen Loan Servicing, LLC, as successor in interest to Ocwen Federal Bank FSB (“Ocwen”), the Master Servicer, the Securities Administrator and the Trustee entered into the Pooling and Servicing Agreement;

WHEREAS, the Depositor, Ocwen and the Master Servicer desires to amend certain provisions of the Pooling and Servicing Agreement to supplement the provisions contained therein;

WHEREAS, Section 12.01 of the Pooling and Servicing Agreement provides that the Pooling and Servicing Agreement may be amended from time to time by the Depositor, Ocwen (or any successor servicer), the Master Servicer, the Securities Administrator and the Trustee, without the consent of any of the Certificateholders, to correct any provision contained therein upon the satisfaction of certain conditions set forth therein, including without limitation, a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Defined Terms.

For purposes of this Amendment, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

SECTION 2. The Amendments.

1.           Section 1.01 of the Pooling and Servicing Agreement is hereby amended by deleting the second paragraph of the definition of “Pass-Through Rate” and replacing it with the following:

“With respect to the Class A-2 Certificates, a rate per annum equal to the lesser of (i) 5.23% in the case of each Distribution Date through and including the Optional Termination Date, or 5.73%, in the case of any Distribution Date thereafter and (ii) the Net WAC Pass Through Rate for such Distribution Date.”

2.            Section 1.01 of the Pooling and Servicing Agreement is hereby amended by deleting the definition of Trigger Event in its entirety and replacing it with the following:

“Trigger Event”: A Trigger Event has occurred with respect to a Distribution Date if either (x) the Delinquency Percentage exceeds 44.00% of the Credit Enhancement Percentage with respect to such Distribution Date or (y) the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Due Period divided by the aggregate principal balance of the Mortgage Loans as of the Cut-off Date exceeds the applicable percentages set forth below with respect to such Distribution Date:

Distribution Date	Percentage
April 2008 to March 2009	1.50%, plus 1/12 of 0.25% for each month thereafter
April 2009 to March 2010	1.75%, plus 1/12 of 0.50% for each month thereafter
April 2010 to March 2011	2.25%, plus 1/12 of 0.25% for each month thereafter
April 2011 and thereafter	2.50%

3.            Section 5.01 of the Pooling and Servicing Agreement is hereby amended by adding the following as clause (h) to the end of such Section:

“(h)       Notwithstanding anything to the contrary set forth herein, the Class A-2 Certificates shall be entitled to Accrued Certificate Interest calculated a Pass-Through Rate equal to the lesser of (a) 5.23% per annum, in the case of each Distribution Date through and including the Optional Termination Date, or 5.73% per annum, in the case of any Distribution Date thereafter and (ii) the Net WAC Pass Through Rate for such Distribution Date. The difference between the amount of interest accrued on the Class A-2 Certificates calculated in accordance with the definition of “Pass-Through Rate” herein, and the amount of interest accrued on the Class A-2 Certificates calculated in accordance with the preceding sentence, shall be distributed by the Securities Administrator in accordance with the instructions of the Depositor.”

SECTION 3. Effect of Amendment.

Upon execution of this Amendment, the Pooling and Servicing Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Depositor, Ocwen (or any successor thereto), the Master Servicer, the Securities Administrator and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the Pooling and Servicing Agreement for any and all purposes. Except as modified and expressly amended by this Amendment, the Pooling and Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

SECTION 4. Binding Effect.

The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Depositor, Ocwen (or any successor thereto), the Master Servicer, the Securities Administrator and the Trustee.

SECTION 5. Governing Law.

This Amendment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of law principles) and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws.

SECTION 6. Severability of Provisions.

If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment.

SECTION 7. Section Headings.

The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 8. Counterparts.

This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[signature pages follow]

                IN WITNESS WHEREOF, the Depositor, Ocwen, the Master Servicer, the Securities Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

ACE SECURITIES CORP.,
as Depositor

By:
Name:
Title:

By:
Name:
Title:

OCWEN LOAN SERVICING, LLC, successor in

interest to Ocwen Federal Bank FSB

as a Servicer

By:
Name:
Title:

WELLS FARGO BANK, N.A.
as Master Servicer and Securities Administrator

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION
as Trustee

By:
Name:
Title: